EXHIBIT 99.1

PRESS RELEASE

For more information:

Mike Bauer, President and CEO, Super Vision International, Inc.

407/857-9900 ext. 260 Email: mbauer@svision.com

SUPER VISION ANNOUNCES EXECUTIVE CHANGES

ORLANDO, Fla., August 29, 2006 – Super Vision International, Inc. (NASDAQ Capital Market: SUPVA, Class A Common), a world leader in solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool and retail lighting applications today announced the resignation of Executive Vice President and Chief Financial Officer Dan Regalado effective November 22, 2006. An active search for a new CFO will begin shortly and the company plans to fill the role with a qualified candidate by the end of the year.

Mr. Regalado performed the combined role of chief financial and operating officer for Super Vision since joining the company in early 2003. He is leaving to pursue other opportunities and has agreed to work with management and the Board to ensure a smooth transition.

“Dan’s contributions to Super Vision over the last three years are numerous and we wish him well as he pursues his future personal ambitions. Our goal is to have a seamless transition. Dan will be working closely with us over the next 90 days to ensure that we meet that goal,” stated Mike Bauer, President and CEO.

“My time at Super Vision has been very rewarding, both personally and professionally. It has been a great experience to work with an organization made up of people who have passion for the products they sell and a strong desire to improve the company’s performance. I have seen steady improvement in the operations of the company and wish the team well as they continue to execute their plan for growth,” stated Dan Regalado.

About Super Vision International, Inc.

Super Vision International’s vision is to incorporate Light, Color and Imagination with advanced technology to become one of the world’s leading suppliers of lighting and lighting control products that add visual excitement, accent, impact and identity to commercial and residential lighting projects around the world. For more information, please visit the Super Vision web site at www.svision.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities

Exchange Act of 1934. Reference is made to Super Vision’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Super Vision undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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